Exhibit 23-1

                    Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-37082 and 333-49780) of Exelon Corporation and Subsidiary Companies of our report dated January 30, 2001, except for Note 21 PETT Refinancing for which the date is March 1, 2001, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 30, 2001 relating to the financial statement schedule, which appears in this Form 10-K.


PricewaterhouseCoopers LLP

Chicago, Illinois
April 2, 2001